Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS FIRST QUARTER 2012 RESULTS

CANTON, MA (May 18, 2012) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the first quarter of fiscal 2012.

First Quarter Highlights (1QFY12 vs. 1QFY11)

•	Comparable sales increased 2.0% and total sales increased $0.1 million to $95.9 million.

•	Gross margin increased 80 basis points (90 basis points in merchandise margin offset by an increase of 10 basis points in occupancy expense) to 47.7% as compared to 46.9% for the prior year.

•	Effective tax rate of 40.4% as compared to 10.1% for the first quarter of fiscal 2011 as a result of the reversal of the Company’s valuation allowance in fiscal 2011.

•

Net income of $2.3 million, or $0.05 per diluted share, compared to net income of $4.2 million, or $0.09 per diluted share for the first quarter of fiscal 2011. On a comparable basis, assuming a normal tax rate for the first quarter of fiscal 2011, adjusted earnings per diluted share would have been $0.06 per diluted share for the first quarter of fiscal 2011 compared to $0.05 per diluted share this quarter. See Non-GAAP Measures and related table below for a complete reconciliation of non-GAAP adjusted earnings per share.

DestinationXL

During the first quarter of fiscal 2012, the Company opened six DestinationXL® (“DXL®”) stores, for a total of 22 DXL stores. Twenty of these stores are considered “comparable stores” and had a combined comparable sales increase of 16.3% for the first quarter of fiscal 2012 when compared to the first quarter of the prior year. The Company plans to open a total of 35 stores in fiscal 2012 resulting in approximately 51 DXL stores operating at the end of the fiscal year, with at least one store located in most major metropolitan cities across the United States.

Similar to the DXL stores, the Company sees significant opportunities in the growth of its direct business by combining all of its existing e-commerce sites into one enhanced website, with state-of-the-art features and best practices. The Company recognizes the importance of “name recognition” in growing an effective DXL business, both in retail stores and direct. One of the Company’s key objectives for fiscal 2012 is to increase traffic in both stores and direct.

We expect to accomplish this objective by creating more awareness of the DestinationXL brand through the development of effective outreach programs and targeted marketing initiatives using local media as well as digital marketing. In the first quarter, we retained a professional advertising agency to develop a DestinationXL brand strategy and a campaign for a more effective and comprehensive approach to expanding our market share.

First Quarter Results

Sales

For the first quarter of fiscal 2012, total sales of $95.9 million increased $0.1 million from $95.8 million for the first quarter of fiscal 2011. Comparable sales for the first quarter increased 2.0% when compared to the same period of the prior year. On a comparable basis, sales from the retail business increased 3.8% while the U.S. direct business decreased 3.9%.

The increase in the retail business of 3.8% was the result of positive sales among all store formats, specifically the Company’s DXL stores and Casual Male XL retail stores. While store traffic for the first quarter of fiscal 2012 was down approximately 1.6% as compared to the first quarter of fiscal 2011, it was an improvement over the fourth quarter of fiscal 2011 which was down 3.7%. Increases in “dollars per customers” and “average unit retail” contributed to the increase in comparable sales for the quarter.

Sales from the Company’s direct business were negatively impacted during the first quarter of fiscal 2012 by the poor performance in March 2012 of its new format catalog contributing to an approximate $1.5 million loss of sales, or approximately 9% in direct sales for the first quarter. The catalog was the first of its kind and was intended to replace the Company’s legacy catalogs. The Company plans to re-launch a redesigned catalog in early fall and will continue with its plans to shift a greater penetration of its marketing spend to digital marketing.

In April 2012, the Company returned to its traditional catalog format of Casual Male XL, B&T Factory Direct, and Rochester Big & Tall, as well as increased its digital marketing efforts and intensified its e-mail campaigning, and performance of its direct channel increased 4.6% for April 2012 as compared to April 2011.

Gross Profit Margin

For the first quarter of fiscal 2012, gross margin rate, inclusive of occupancy costs, was 47.7% as compared to a gross margin rate of 46.9% for the first quarter of fiscal 2011. The increase of 80 basis points was the result of increased merchandise margins for the first quarter of fiscal 2012 of 90 basis points offset by an increase of 10 basis points in occupancy costs. On a dollar basis, occupancy costs for the first quarter of fiscal 2012 increased less than 1% when compared to the first quarter of fiscal 2011.

SG&A

SG&A expenses for the first quarter of fiscal 2012 were 39.7% of sales as compared to 38.7% of sales for the first quarter of fiscal 2011. On a dollar basis, SG&A expenses increased $1.0 million, or 2.6%, for the first quarter of fiscal 2012 as compared to the first quarter of fiscal 2011. This increase is primarily due to an increase in payroll expenses of $0.8 million associated with new store openings including pre-opening payroll costs, as well as increased staffing in its global sourcing and store development areas.

Depreciation and Amortization

Depreciation and amortization increased $0.6 million from $3.1 million for the first quarter of fiscal 2011 to $3.7 million for the first quarter of fiscal 2012. This increase is primarily due to increased amortization of approximately $0.5 million for the Company’s “Casual Male” trademark.

Income Taxes

As a result of the Company’s valuation allowance being substantially reversed in the fourth quarter of fiscal 2011, the Company has returned to a normal tax provision for fiscal 2012. Accordingly, for the first quarter of fiscal 2012, the effective tax rate was 40.4% compared to 10.1% for the first quarter of fiscal 2011. The effective tax rate for the first three months of fiscal 2011 was reduced from the statutory rate due to the utilization of fully reserved NOL carryforwards.

Cash Flow

Cash flow from operations decreased by $2.0 million from $3.1 million for the first three months of fiscal 2011 to $1.1 million for the first three months of fiscal 2012. Free cash flow from operations (as defined below under Non-GAAP Measures) decreased by $5.7 million from $1.2 million for the first three months of fiscal 2011 to $(4.5) million for the first three months of fiscal 2012, largely due to the increase in capital expenditures associated with the new DXL store openings.

Balance Sheet & Liquidity

At April 28, 2012, the Company had cash and cash equivalents of $5.9 million and no outstanding debt. The Company had full availability under its credit facility of $71.2 million at April 28, 2012.

At April 28, 2012, inventory was $112.2 million as compared to $104.2 million at the end of fiscal 2011 and $97.6 million at the end of first quarter of fiscal 2011. While inventory dollars increased 15.0% from a year ago, due to cost increases and shifting product mix, units increased by less than 1%. Unit inventories in branded product have increased by 35% over the prior year to support the DXL store product assortments.

Fiscal 2012 Outlook

For the fiscal year ending February 2, 2013, the Company’s outlook for the year is unchanged from previous guidance, inclusive of the opening of 35 DXL stores:

•

Comparable sales increase of 4.7% to 6.6% and total sales of $416.5 million to $423.9 million. This sales increase is driven by the expansion of the DXL stores and continued growth in its direct business.

•	Gross profit margin of 46.8% to 47.2%.

•

SG&A expenses to increase by a range of $6.0 million to $7.4 million, primarily due to the 53rd week in fiscal 2012. On a comparable 52-week period, SG&A costs are expected to increase by a range of $3.5 million to $5.0 million.

•

Tax provision to return to a normal tax rate of approximately 40%, compared to an effective income tax rate of 10% in fiscal 2011 due to the reversal of substantially all of the Company’s valuation allowance in fiscal 2011.

•

Diluted earnings per share of $0.22-$0.27 per diluted share. This is compared to fiscal 2011 earnings per share of $0.89 per diluted share, or after adjusting for non-recurring items and normal tax rate, adjusted earnings per share of $0.19 per diluted share. (See Non-GAAP Measures and related table for a complete reconciliation of non-GAAP adjusted earnings per share).

•	Free cash flow of approximately $10.0 million, which is based on operating cash flow of approximately $45.0 million and capital expenditures of approximately $35.0 million.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion refers to non-GAAP adjusted diluted earnings per share (“non-GAAP” or “adjusted”). These measures should not be considered superior to or as a substitute for diluted earnings per share derived in accordance with GAAP. The Company believes that this non-GAAP measure is useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of this non-GAAP measure enhances an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between different periods in different years.

The above discussion also refers to free cash flow, which also is a non-GAAP measure. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable.

Below are tables showing the reconciliation of all GAAP measures to non-GAAP measures.

Conference call

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the first quarter of fiscal 2012. The conference call will broadcast live today, Friday, May 18, 2012 at 9:00 a.m. Eastern Daylight Time and can be accessed at http://investor.casualmale.com. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 410 Casual Male XL retail and outlet stores, 23 DestinationXL stores, 13 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites, including www.destinationxl.com. The Company offers product assortments in big sizes XL-7XL, tall sizes LT-6XLT and waist sizes 38-66. In addition, the Company carries a complete line of men’s footwear, ranging in sizes from 10 to 18. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2012, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended
	April 28, 2012	April 30, 2011

Sales	$95,913	$95,798
Cost of goods sold including occupancy	50,176	50,832

Gross profit	45,737	44,966

Expenses:
Selling, general and administrative	38,070	37,110
Depreciation and amortization	3,694	3,056

Total expenses	41,764	40,166

Operating income	3,973	4,800

Interest expense, net	(165)	(121)

Income before income taxes	3,808	4,679

Provision for income taxes	1,539	471

Net income	$2,269	$4,208

Net income per share - basic and diluted	$0.05	$0.09
	$0.05	$0.09

Weighted-average number of common shares outstanding:
Basic	47,664	47,146
Diluted	48,176	48,030

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

April 28, 2012 and January 28, 2012

(In thousands)

	April 28, 2012	January 28, 2012
ASSETS

Cash and investments	$5,914	$10,353
Inventories	112,152	104,167
Other current assets	12,970	12,452
Property and equipment, net	50,519	45,933
Intangibles	8,084	8,654
Deferred taxes	48,782	50,370
Other assets	1,772	1,792

Total assets	$240,193	$233,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$62,818	$58,847
Deferred gain on sale-leaseback	20,149	20,516
Stockholders’ equity	157,226	154,358

Total liabilities and stockholders’ equity	$240,193	$233,721

CASUAL MALE RETAIL GROUP, INC.

GAAP TO NON-GAAP EPS RECONCILIATION

	For the three months ended
	April 28, 2012	April 30, 2011
(in thousands, except per share data)

Net income, on a GAAP basis	$2,269	$4,208
Add back: actual tax provision recorded at 10.1%	—	471
Deduct: estimated income tax provision, assuming an effective rate of 40.4%	—	(1,890)

Adjusted net income, on a Non-GAAP basis for 2011	$2,269	$2,789

Earnings per diluted share, GAAP basis	$0.05	$0.09
Adjusted earnings per diluted share, non-GAAP basis	$0.05	$0.06

Weighted average number of common shares outstanding on a diluted basis	48,176	48,030

Earnings per share, on a diluted basis (Fiscal 2011)

Earnings per diluted share, GAAP basis for fiscal 2011	$0.89
Add:
Provision for trademark impairment	0.29
($23.1 million less $9.1 million deferred tax benefit)
Deduct:
Non-recurring reversal of valuation allowance	(0.88)
($42.5 million)
Incremental Income tax provision, assuming an effective tax rate of approximately 40.0% instead of actual effective tax rate of 10.0%	(0.11)

Adjusted earnings per diluted share, non-GAAP	$0.19

CASUAL MALE RETAIL GROUP, INC.

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	First Quarter ended:		Projected
(in millions)	April 28, 2012	April 30, 2011	Fiscal 2012

Cash flow from operating activities (GAAP)	$1.1	$3.1	$45.0

Less: Capital expenditures	(5.6)	(1.9)	(35.0)
Less: Store acquisitions, if applicable	—	—

Free Cash Flow (non-GAAP)	$(4.5)	$1.2	$10.0